As filed with the Securities and Exchange Commission on November 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENPREX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	90-0772347
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3300 Bee Cave Road #650-227

Austin, TX 78746

(877) 774-4679

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan M. Confer

President, Chief Executive Officer and Chief Financial Officer

Genprex, Inc.

3300 Bee Cave Road #650-227

Austin, TX 78746

(877) 774-4679

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kate Basmagian, Esq.

Lloyd Jeglikowski, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

(212) 262-6700

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by the selling stockholders.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated November 21, 2025

PRELIMINARY PROSPECTUS

GENPREX, INC.

1,280,088 Shares of Common Stock

This prospectus relates to the sale or other disposition by the selling stockholders identified herein or their transferees (the “Selling Stockholders”) of up to 1,280,088 shares of common stock, par value $0.001 per share, of Genprex, Inc., consisting of:

(i)	487,244 shares of our common stock issuable upon the exercise of warrants issued in a private placement (the “First Private Placement”) that closed on October 24, 2025 (the “First Private Warrants”);

(ii)

755,560 shares of our common stock issuable upon the exercise of warrants issued in a private placement (the “Second Private Placement” and together with the First Private Placement, the “Offerings”) that closed on October 29, 2025 (the “Second Private Warrants” and together with the First Private Warrants, the “Private Warrants”);

(iii)

14,617 shares of our common stock issuable upon the exercise of warrants (the “First Placement Agent Warrants”) issued in connection with the First Private Placement and concurrent registered direct financing transaction to H.C. Wainwright & Co., LLC (or its designees), our placement agent in connection with the Private Placements; and

(iv)

22,667 shares of our common stock issuable upon the exercise of warrants (the “Second Placement Agent Warrants” and together with the First Placement Agent Warrants, the “Placement Agent Warrants”, and the Placement Agent Warrants, together with the Private Warrants, the “Warrants”) issued in connection with the Second Private Placement and concurrent registered direct financing transaction to H.C. Wainwright & Co., LLC (or its designees), our placement agent in connection with the Private Placements.

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in their shares of common stock on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the shares of common stock by the Selling Stockholders. However, we will receive the proceeds of any cash exercise of the Warrants. We have borne and will continue to bear the costs relating to the registration of these shares. See “Use of Proceeds” beginning on page 13 and “Plan of Distribution” beginning on page 17 of this prospectus for more information.

Our common stock is listed on the Nasdaq Capital Market LLC (“Nasdaq”) under the symbol “GNPX”. The last reported sale price of our common stock on Nasdaq on November 19, 2025 was $3.34 per share.

You should read this prospectus and any supplement, together with additional information described under the headings “Additional Information” and “Incorporation of Certain Information by Reference” carefully before you invest.

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should review the information contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K as such risk factors may be updated in our subsequent reports filed with the Securities and Exchange Commission, which are incorporated by reference herein, and as may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2025.

ii

ABOUT THIS PROSPECTUS

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

For investors outside the United States: neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction outside the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities covered hereby and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Additional Information” and “Incorporation of Certain Information by Reference.”

We may also provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement together with the additional information to which we refer you in the sections of this prospectus entitled “Additional Information” and “Incorporation of Certain Information by Reference.”

Unless otherwise stated or the context otherwise indicates, references to “Genprex,” the “Company,” “we,” “our,” “us,” or similar terms refer to Genprex, Inc.

“Genprex, Inc.” and our design logo used in this prospectus are our trademarks. This prospectus may also include other trademarks, tradenames and service marks that are the property of their respective holders. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable holder will not assert its rights, to these trademarks and tradenames

PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page [__] of this prospectus and the disclosures to which that section refers you, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus before investing in any of the securities described in this prospectus.

Overview

We are a clinical stage gene therapy company pioneering the development of gene-based therapies for large patient populations with unmet medical needs. Our oncology platform utilizes our systemic, non-viral ONCOPREX® Delivery System which uses lipid-based nanoparticles in a lipoplex form to deliver tumor suppressor gene-expressing plasmids to cancer cells. The product is administered intravenously, where it is taken up by tumor cells that then express tumor suppressor proteins that were deficient in the tumor. Our diabetes technology is designed to work in Type 1 diabetes by transforming alpha cells in the pancreas into functional beta-like cells, which can produce insulin but may be distinct enough from beta cells to evade the body’s immune system. In Type 2 diabetes, our technology is believed to work by replenishing and rejuvenating exhausted beta cells that make insulin.

Oncology Platform

Our lead oncology drug candidate, REQORSA® gene therapy (generic name: quaratusugene ozeplasmid), previously referred to as GPX-001, is initially being developed in combination with prominent, approved cancer drugs to treat Non-Small Cell Lung Cancer (“NSCLC”) and Small Cell Lung Cancer (“SCLC”). REQORSA has multimodal effects on cancer cells. It harms the metabolism of cancer cells, which leads to reduced cancer cell growth. It has a mechanism of action whereby it decreases tumor glucose metabolism, interrupts cell signaling pathways that cause replication and proliferation of cancer cells, re-establishes pathways for apoptosis, or programmed cell death, in cancer cells, and increases the immune response against cancer cells. In preclinical studies, REQORSA has been shown to be complementary with targeted drugs and immunotherapies. Our strategy is to develop REQORSA in combination with currently approved therapies and we believe REQORSA’s unique attributes position it to provide treatments that improve on these current therapies for patients with NSCLC, SCLC, and possibly other cancers.

The TUSC2 gene, which is the key component of REQORSA and plays a vital role in cancer suppression and normal cell metabolism, is one of a series of genes on the short arm of Chromosome 3 whose therapeutic use is covered by our exclusive worldwide licenses from The University of Texas MD Anderson Cancer Center (“MD Anderson”). We believe that our ONCOPREX Delivery System allows for the delivery of a number of cancer-fighting tumor suppressor genes, alone or in combination with other cancer therapies, to combat multiple types of cancer and we are in early stages of discovery programs to identify other cancer candidates. In August 2022, we entered into a sponsored research agreement with MD Anderson to support further preclinical studies of TUSC2 and other tumor suppressor genes. Additionally, we are collaborating with MD Anderson to discover, develop and utilize biomarkers to select the patient population most likely to respond to REQORSA and enable decisions on progression of our drug candidates to the next phase of development. MD Anderson researchers currently are analyzing biomarkers that may indicate a strong positive or negative response to REQORSA in lung cancer that could be used to enrich our population of responders in our clinical trials.

Acclaim – 1: We currently are enrolling and treating patients in the Phase 2a expansion portion of our Phase 1/2 Acclaim-1 clinical trial. The Acclaim-1 trial uses a combination of REQORSA and AstraZeneca’s Tagrisso® (osimertinib) in patients with late-stage NSCLC that has activating epidermal growth factor receptor (“EGFR”) mutations and progression on treatment with Tagrisso or Tagrisso-containing regimens. Following the May 2023 completion of the Phase 1 dose escalation portion of the study, the Acclaim-1 Safety Review Committee (“Acclaim-1 SRC”) approved advancement from the Phase 1 dose escalation portion to the Phase 2a expansion portion of the study. Based on a review of safety data which showed no dose limiting toxicities (“DLTs”), the Acclaim-1 SRC determined the recommended Phase 2 dose (“RP2D”) of REQORSA to be 0.12 mg/kg. This was the highest dose level delivered in the Phase 1 portion of the study and is twice the highest dose level delivered in our prior clinical trial combining REQORSA with Tarceva® (erlotinib) for the treatment of late-stage lung cancer. There were three patients out of the twelve originally enrolled in the Phase 1 dose escalation portion of the study who had prolonged progression-free survival (“PFS”). One patient attained a partial remission after the second course of REQORSA and Tagrisso and has maintained this response through 56 courses of treatment (approximately 39 months) and continues to receive REQORSA and Tagrisso treatment to date. A second patient had stable disease without disease progression through 32 courses of treatment (approximately 24 months) but then had disease progression and REQORSA treatment was stopped. A third patient had stable disease without disease progression through 14 courses of treatment (approximately 10 months) before disease progression and is no longer receiving treatment. We opened the Phase 2a expansion portion of the study and enrolled and dosed the first patient in January 2024. The initial trial design of the Phase 2a expansion portion of the study included two cohorts with half being patients who received only prior Tagrisso treatment and the other half being patients who received prior Tagrisso treatment and chemotherapy. However, as previously announced in August 2024, based on resource prioritization and to focus on the patients for whom REQORSA is most likely to show a benefit, we decided to limit our enrollment efforts moving forward to patients who received only prior Tagrisso treatment and cease enrollment of the second cohort (patients who received prior Tagrisso treatment and chemotherapy). However, noting that two of the patients with prolonged PFS in the Phase 1 portion of the study had previously received both chemotherapy and Tagrisso, in February 2025, we amended the protocol to allow entry of patients progressing on Tagrisso or Tagrisso-containing regimens. The Phase 2a expansion portion of the trial is now expected to enroll approximately 33 patients; all of whom have progressed on Tagrisso or Tagrisso-containing regimens. The Phase 2b randomized portion of the study, in which patients progressing on prior Tagrisso treatment will be randomized 1:1 to either REQORSA and Tagrisso combination therapy or to platinum-based chemotherapy, remains unchanged. There will be an interim analysis following the treatment of 19 patients in the Phase 2a portion of the Acclaim-1 study. We expect to complete the enrollment of the first 19 patients for interim analysis in the Phase 2a expansion portion of the study in the first half of 2026 and expect the interim analysis in the second half of 2026.

The Food and Drug Administration (“FDA”) has granted Fast Track Designation for the Acclaim-1 treatment combination of REQORSA and Tagrisso in NSCLC patients who have progressed on Tagrisso treatment.

The Phase 2a expansion portion of the Acclaim-1 study provides us the advantage of early insight into drug effectiveness in defined and distinct patient populations at the maximum tolerated dose or RP2D in order to better evaluate efficacy and increase the likelihood of a successful randomized Phase 2 trial which will follow the expansion portion of the study.

Acclaim – 2: The Acclaim-2 trial involved a combination of REQORSA and Merck & Co.’s Keytruda® (pembrolizumab) in patients with late-stage NSCLC whose disease has progressed after treatment with Keytruda. As previously announced in August 2024, based on a number of factors, including enrollment challenges and delays due to competition for investigators and eligible patients with numerous other trials involving the same patient population, we decided to cease enrollment of new patients in the Acclaim-2 trial to prioritize our resources and focus on the other two Acclaim trials in SCLC and NSCLC, respectively. There are no longer any patients receiving study treatment in the Acclaim-2 trial. Although the Acclaim-2 study in patients progressing on Keytruda containing regimens has been closed due to, among other factors, slow enrollment, we continue to believe that this combination could be beneficial.

Acclaim – 3: We are currently enrolling and treating patients in the Phase 2 expansion portion of our Phase 1/2 Acclaim-3 clinical trial. The Acclaim-3 clinical trial uses a combination of REQORSA and Genentech, Inc.’s Tecentriq® (atezolizumab) as maintenance therapy for patients with extensive stage small cell lung cancer (“ES-SCLC”) who did not develop tumor progression after receiving Tecentriq and chemotherapy as initial standard treatment. Patients are treated with REQORSA and Tecentriq until disease progression or unacceptable toxicity is experienced. On December 16, 2024, we announced that we had completed the Phase 1 dose escalation portion of the Acclaim-3 clinical trial. Based on full safety data, which showed no DLTs, the Acclaim-3 Safety Review Committee determined that the RP2D of REQORSA will be 0.12 mg/kg, which was the highest dose level delivered in the Phase 1 portion of the trial, and approved the opening of the Phase 2 expansion portion of the trial. We anticipate that the Phase 2 expansion portion will enroll approximately 50 patients at approximately 10 to 15 U.S sites. Patients will be treated with REQORSA and Tecentriq until disease progression or unacceptable toxicity is experienced. The primary endpoint of the Phase 2 portion is to determine the 18-week progression-free survival rate from the time of the start of maintenance therapy with REQORSA and Tecentriq in patients with ES-SCLC. Patients will also be followed for survival. A Phase 2 futility analysis will be performed after the 25th patient enrolled and treated reaches 18 weeks of follow up. We expect to complete enrollment of the first 25 patients for interim analysis in the Phase 2 expansion portion of the study in the first half of 2026 and expect the interim analysis in the second half of 2026.

The Acclaim-3 clinical trial has received FDA Fast Track Designation for this patient population and Acclaim-3 has also received an FDA Orphan Drug Designation.

Diabetes Gene Therapy

In diabetes, we have exclusively licensed from the University of Pittsburgh of the Commonwealth System of Higher Education (“University of Pittsburgh” or “UP”) multiple technologies relating to the development of a gene therapy product for each of Type 1 and Type 2 diabetes. The same general novel approach is used in each of Type 1 and Type 2 diabetes whereby an adeno-associated virus vector containing the Pdx1 and MafA genes is administered directly into the pancreatic duct. In humans, this can be done with a routine endoscopy procedure. Our diabetes product candidates are currently being evaluated and optimized in preclinical studies at the University of Pittsburgh. GPX-002 is being developed using the same construct for the treatment of both Type 1 diabetes and Type 2 diabetes. GPX-002 for Type 1 diabetes is designed to work by transforming alpha cells in the pancreas into functional beta-like cells, which can produce insulin but may be distinct enough from beta cells to evade the body’s immune system. In a similar approach, GPX-002 for Type 2 diabetes (formerly known as GPX-003), where autoimmunity is not at play, is believed to work by replenishing and rejuvenating exhausted beta cells that make insulin. We finalized the components of the diabetes construct to take forward for nonclinical studies and in December 2023, we submitted a request to meet with the FDA to obtain their guidance on the nonclinical studies needed to file an Investigational New Drug (“IND”) application and initiate first-in-human studies. As a result of the FDA’s response, we decided to continue with our planned additional nonclinical studies before requesting regulatory guidance for the IND-enabling studies. We are currently working with the University of Pittsburgh on species analyses for the animal models as well as on other regulatory and clinical strategic planning, including the planned initiation of research in Type 2 diabetes animal models, following which we plan to submit a request to the FDA to meet regarding IND-enabling studies by the end of 2025. In May 2025, following the recent completion of our August 2022 sponsored research agreement with UP, we entered into a new sponsored research agreement with UP to study Type 1 diabetes and Type 2 diabetes in animal models. The new sponsored research agreement also includes a revised research plan to encompass our most recent technologies to which we originally acquired exclusive rights from UP in July 2023 as amended and restated in the comprehensive New UP License Agreement in February 2025 (as defined and described below). These include a MafB promoter to drive expression of the Pdx1 and MafA transcription factors that can potentially be used for both Type 1 and Type 2 diabetes. On February 17, 2025, we and the University of Pittsburgh entered into an amended and restated Exclusive License Agreement (the “New UP License Agreement”), which updated and consolidated into a single agreement our prior license agreements with UP. Pursuant to the New UP License Agreement, UP granted to us a worldwide, exclusive license for certain patents and related technology, collectively referred to as the “Licensed Technology,” and a worldwide, non-exclusive license to use certain related know-how. The Licensed Technology covered by the New UP License Agreement is based on the same general gene therapy approach as covered under our prior license agreements with UP (less the previously-licensed macrophage technology), whereby an adeno-associated virus vector containing the Pdx1 and MafA genes is administered directly into the pancreatic duct. More specifically, the Licensed Technology covered by the New UP License Agreement is related to a gene therapy for both Type 1 diabetes and Type 2 diabetes using the genes of the Pdx1 and MafA transcription factors controlled by insulin, glucagon and MafB promoters.

In February 2023, the Company’s research collaborators at UP presented preclinical data in a non-human primate model of Type 1 diabetes highlighting the therapeutic potential of GPX-002 at the 16th International Conference on Advanced Technologies & Treatments for Diabetes (“ATTD 2023”) in Berlin, Germany. The statistically significant study results showed the treated animals had decreased insulin requirements, increased c-peptide levels, and improved glucose tolerance compared to baseline. In April 2023, the Company hosted a Key Opinion Leader virtual event entitled “Novel Gene Therapy to Treat Type 1 Diabetes,” which discussed preclinical data reported at ATTD 2023 supporting gene therapy to treat Type 1 diabetes. In June 2025, our collaboration partners had two presentations at the 2025 American Diabetes Association (“ADA”) 85th Scientific Sessions. Our research collaborators from UP were invited to give an oral presentation highlighting their work in non-human primate models of Type 1 diabetes. In addition, our contract development and manufacturing organization collaborators presented a poster on a non-viral lipid nanoparticle delivery system that would allow a patient to receive multiple treatments.

Recent Developments

Equity Line of Credit

On June 11, 2025, we entered into an equity line of credit (“ELOC”) purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park committed to purchase up to $12.5 million in shares of our common stock (subject to certain conditions and limitations contained in the Purchase Agreement) from time to time at our sole discretion over the 24-month term of the Purchase Agreement (the “2025 ELOC Facility”). Sales of shares of common stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of the common stock and our determination as to the appropriate sources of funding for our operations. During the three months ended September 30, 2025, we sold 341,224 shares of common stock to Lincoln Park as purchase shares for aggregate net proceeds of $2,943,745 under the 2025 ELOC Facility. During the nine months ended September 30, 2025, we (i) issued 23,737 shares of common stock to Lincoln Park with a value of $365,550 as commitment shares pursuant to the 2025 ELOC Facility, which was expensed as incurred, and (ii) sold 422,380 shares of common stock to Lincoln Park as purchase shares for aggregate net proceeds of $3,818,631 under the 2025 ELOC Facility. From October 1, 2025, through November 10, 2025, we sold 326,750 shares of common stock for aggregate net proceeds of $1,434,139 under the 2025 ELOC Facility.

Reverse Stock Split

At our annual meeting of stockholders held on August 15, 2025, our stockholders adopted and approved an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our issued and outstanding shares of Common Stock, at a specific ratio, ranging from one-for-ten (1:10) to one-for-fifty (1:50), with such ratio to be determined by our Board in its discretion.

On October 16, 2025, we filed the amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of our Common Stock at a ratio of one-for-fifty (1:50) (the “Reverse Stock Split”). The Reverse Stock Split became effective in accordance with the terms of the amendment at 12:01 a.m. Eastern Time on October 21, 2025. All share and per share amounts in this prospectus (other than certain documents incorporated by reference into this prospectus, including such documents incorporated by reference herein that were filed prior to the effectiveness of the Reverse Stock Split), have been adjusted to reflect the Reverse Stock Split.

October 2025 Registered Direct Offerings and Concurrent Private Placement Transactions

On October 24, 2025, we completed a registered direct offering priced at-the-market under Nasdaq rules (the “October 2025 Registered Direct Offering I”), pursuant to which we issued an aggregate of 243,622 shares of common stock at a purchase price of $11.21 per share. In the concurrent First Private Placement (the First Private Placement, together with the October 2025 Registered Direct Offering I, the “October 2025 Financing I”), we issued the First Private Warrants exercisable for up to an aggregate of 487,244 shares of common stock (the “First Private Warrant Shares”) at an exercise price of $11.00 per share. The First Private Warrants are exercisable immediately upon issuance and will expire 24 months from the effective date of the registration statement of which this prospectus is a part, which registers for resale by the Selling Stockholders (among other securities identified herein) of all of the First Private Warrant Shares. Also, we agreed to issue to H.C. Wainwright & Co., LLC (the “Placement Agent”) or its designees the First Placement Agent Warrants to purchase up to an aggregate of 14,617 shares of common stock (the “First Placement Agent Warrant Shares”). The First Placement Agent Warrants have substantially the same terms as the First Private Warrants except that the First Placement Agent Warrants have an exercise price of $14.0125 per share and a termination date that will be the earlier of (i) 24 months from the effective date of the registration statement of which this prospectus is a part, which registers for resale by the Selling Stockholders (among other securities identified herein) of all of the First Placement Agent Warrant Shares and (ii) October 23, 2030. The net proceeds of the October 2025 Financing I, after deducting the placement agent’s fees and expenses and other estimated October 2025 Registered Direct Offering I expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the First Private Warrants, were approximately $2.5 million. Additionally, if the holders of October 2025 Private Warrants I exercise such warrants in full, we would receive additional gross proceeds of approximately $5.3 million.

On October 29, 2025, we completed a registered direct offering priced at-the-market under Nasdaq rules (the “October 2025 Registered Direct Offering II”), pursuant to which we issued an aggregate of 377,780 shares of common stock at a purchase price of $9.00 per share. In the Second Private Placement (together with the October 2025 Registered Direct Offering II, the “October 2025 Financing II”), we issued the Second Private Warrants exercisable for up to an aggregate of 755,560 shares of common stock (the “Second Private Warrant Shares”) at an exercise price of $8.75 per share. The Second Private Warrants are exercisable immediately upon issuance and will expire 24 months from the effective date of the registration statement of which this prospectus is a part, which registers for resale by the Selling Stockholders (among other securities identified herein) of all of the Second Private Warrant Shares. Also, we agreed to issue to the Placement Agent or its designees the Second Placement Agent Warrants to purchase up to an aggregate of 22,667 shares of common stock (the “Second Placement Agent Warrant Shares”). The Second Placement Agent Warrants have substantially the same terms as the Second Private Warrants except that the Second Placement Agent Warrants have an exercise price of $11.25 per share and a termination date that will be the earlier of (i) 24 months from the effective date of the registration statement of which this prospectus is a part, which registers for resale by the Selling Stockholders (among other securities identified herein) of all of the Second Placement Agent Warrant Shares and (ii) October 28, 2030. In addition, in connection with any future exercise of the Second Private Warrants, we have agreed to (A) pay the Placement Agent (i) a cash fee equal to 7.0% of the aggregate gross exercise price paid in cash with respect to the exercise of such warrants and (ii) a management fee equal to 1.0% of the aggregate gross exercise price paid in cash with respect to the exercise of such warrants and (B) issue to Placement Agent or its designees additional placement agent warrants to purchase that number of shares equal to 6.0% of the aggregate number of shares of common stock underlying such Second Private Warrants that have been exercised. The net proceeds of the October 2025 Financing II, after deducting the placement agent’s fees and expenses and other estimated October 2025 Registered Direct Offering II expenses payable by the Company and excluding the net proceeds, if any, from the exercise of the Second Private Warrants, were approximately $3.1 million. Additionally, if the holders of Second Private Warrants exercise such warrants in full, we would receive additional net proceeds of approximately $6.1 million.

At-The-Market Offering

On December 13, 2023, we entered into an At The Market (“ATM”) Offering Agreement (the “Sales Agreement”) with H.C. Wainwright & Co., LLC, serving as agent (the “Agent”) with respect to an at-the-market offering program (the “2023 ATM Facility”) under which we may offer and sell through the Agent, from time to time at our sole discretion, up to such number or dollar amount of shares of our common stock as registered on the prospectus supplement covering the 2023 ATM Facility offering, as may be amended or supplemented from time to time. From October 1, 2025 through November 19, 2025, we sold 291,085 shares of common stock for aggregate net proceeds of $1,248,866 under the 2023 ATM Facility.

Corporate Information

We were incorporated in Delaware in April 2009. Our principal executive offices are located at 3300 Bee Cave Road, #650-227, Austin, TX 78746, and our telephone number is (877) 774-4679. Our website address is www.genprex.com. The information on our website is not part of this prospectus. We have included our website address as a factual reference and do not intend them to be active links to our websites.

THE OFFERING

The following summary of the offering contains basic information about the offering and our securities and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our securities, please refer to the section titled “Description of Securities.”

Common Stock Offered by the Selling Stockholders	Up to 1,280,088 shares of common stock issuable upon exercise of the Warrants.

Common Stock Outstanding as of November 19, 2025	2,318,894 shares.

Shares of Common Stock Outstanding after this Offering	3,598,982 shares, assuming the exercise in full of the Warrants.

Use of Proceeds	We will not receive any proceeds from the sale or other disposition of the shares of our common stock as offered by the Selling Stockholders.

Risk Factors

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should review the information contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K as such risk factors may be updated in our subsequent reports filed with the SEC, which are incorporated by reference herein, and as may be amended, supplemented or superseded from time to time by other reports we file with the SEC, and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.

NASDAQ Symbol	Our common stock is currently listed on the Nasdaq Capital Market under the symbol “GNPX”.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision, you should review the information contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K as such risk factors may be updated in our subsequent reports filed with the SEC, which are incorporated by reference herein, and as may be amended, supplemented or superseded from time to time by other reports we file with the SEC, and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our common stock.

For a description of these reports and information about where you can find them, see “Additional Information” and “Incorporation of Certain Information By Reference.” Additional risks not presently known or that we presently consider to be immaterial could subsequently materially and adversely affect our financial condition, results of operations, business and prospects.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical fact contained in this prospectus and the documents incorporated by reference herein are forward-looking statements and are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “depend,” “estimate,” “expect,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

•	Market conditions;

•	Our capital position;

•

Our ability to raise additional future financing and possible lack of financial and other resources, and our ability to continue to support and fund our pre-clinical and clinical development programs and growth of our business;

•	Our ability to continue as a going concern;

•	Our ability to regain (as applicable) and maintain compliance with the continued listing requirements of The Nasdaq Capital Market and maintain the listing of our common stock;

•	Our ability to compete effectively and with larger and/or better-financed biotechnology and pharmaceutical companies;

•	Our uncertainty of developing marketable products;

•	Our ability to develop and commercialize our products;

•	Our ability to obtain regulatory approvals;

•	Our ability and third-parties’ ability to maintain and protect intellectual property rights;

•

The effects and impacts of public health crises such as epidemics or outbreaks, which could significantly disrupt and have a materially adverse effect upon on our business, our clinical trials and our research programs; as well as on healthcare systems or the global economy as a whole;

•

The success of our clinical trials through all phases of clinical development, including the ability of our third-party suppliers or manufacturers to supply or manufacture our products on a timely, consistent basis in a manner sufficient and appropriate as is commensurate to meet our clinical trial timing, courses of treatment, and other requisite fulfillment considerations necessary to adequately advance our development programs;

•	Our ability to conduct and complete our clinical trials in accordance with projected timelines;

•	Any delays in regulatory review and approval of our current and future product candidates;

•

The effects of any strategic research and development prioritization initiatives, and any other strategic alternatives or other efforts that we take or may take in the future that are aimed at optimizing and re-focusing our diabetes, oncology and/or other clinical development programs including prioritization of resources, and the extent to which we are able to implement such efforts and initiatives successfully to achieve the desired and intended results thereof, including successful implementation of the separation of our diabetes clinical development program, including the anticipated benefits of the internal reorganization, the expected timing of the reorganization and/or if it is completed as contemplated or at all;

•

Our dependence on third-party suppliers or manufacturers to supply or manufacture our key ingredients and/or raw materials, products and/or product components and successfully carry out a sustainable, reproducible and scalable manufacturing process in accordance with specifications or applicable regulations;

•	Our ability to control product development costs;

•	Our ability to attract and retain key employees;

•	Our ability to enter into new strategic collaborations, licensing or other arrangements;

•	Changes in government regulation affecting product candidates that could increase our development costs;

•	Our involvement in patent, trademark and other intellectual property litigation that could be expensive and divert management’s attention;

•	The possibility that there may be no market acceptance for our products; and

•	Changes in third-party reimbursement policies which could adversely affect potential future sales of any of our products that are approved for marketing.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the successful development and commercialization of our product candidates, market acceptance of our product candidates, our financial performance, including our ability to fund operations, our ability to maintain compliance with Nasdaq’s continued listing requirements, regulatory approval and regulation of our product candidates, our expected use of proceeds from this offering, and other factors and risks identified from time to time in our filings with the SEC, including this prospectus and those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference and that are incorporated by reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

SHARES OFFERED HEREBY

Shares Offered Hereby

We are registering an aggregate of 1,280,088 shares of our common stock for sale or other disposition by the Selling Stockholders. The shares covered hereby consist of:

(i)	487,244 shares of our common stock issuable upon the exercise of warrants issued in a private placement (the “First Private Placement”) that closed on October 24, 2025 (the “First Private Warrants”);

(ii)

755,560 shares of our common stock issuable upon the exercise of warrants issued in a private placement (the “Second Private Placement” and together with the First Private Placement, the “Offerings”) that closed on October 29, 2025 (the “Second Private Warrants” and together with the First Private Warrants, the “Private Warrants”);

(iii)

14,617 shares of our common stock issuable upon the exercise of warrants (the “First Placement Agent Warrants”) issued in connection with the First Private Placement and concurrent registered direct financing transaction to H.C. Wainwright & Co., LLC (or its designees), our placement agent in connection with the Private Placements; and

(iv)

22,667 shares of our common stock issuable upon the exercise of warrants (the “Second Placement Agent Warrants” and together with the First Placement Agent Warrants, the “Placement Agent Warrants”, and the Placement Agent Warrants, together with the Private Warrants, the “Warrants”) issued in connection with the Second Private Placement and concurrent registered direct financing transaction to H.C. Wainwright & Co., LLC (or its designees), our placement agent in connection with the Private Placements.

For additional information on the transactions referenced above, please see “The Offering,” “Prospectus Supplement Summary—Recent Developments—October 2025 Registered Direct Offerings and Concurrent Private Placement Transactions”, “Additional Information” and “Incorporation of Certain Information by Reference.”

In connection with the transactions referenced above, on October 23, 2025, and October 28, 2025, we entered into the securities purchase agreements (the “Purchase Agreements”) with certain investors named therein (the “Purchasers”) pursuant to which we agreed to file one or more registration statements on Form S-1 covering the resale or other disposition of the shares of common stock covered hereby. Pursuant to the Purchase Agreements, we agreed, among other things, to: (i) file the registration statement of which this prospectus forms a part as soon as practicable (and in any event within 30 calendar days of the date of the applicable Purchase Agreement); (ii) use our commercially reasonable efforts to cause such registration statement to become effective within 60 calendar days following the date of the applicable Purchase Agreement (or within 90 calendar days following the date of the applicable Purchase Agreement in case of “full review” of such registration statement by the SEC); and (iii) to keep such registration statement effective at all times until no Purchaser owns any Warrants or warrant shares issuable upon exercise thereof.

USE OF PROCEEDS

All of the shares of common stock offered by the Selling Stockholders pursuant to this prospectus will be sold or disposed of by the Selling Stockholders for their respective accounts. We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby.

SELLING STOCKHOLDERS

This prospectus covers the sale or other disposition by the Selling Stockholders of up to 1,280,088 shares of our common stock. The common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders, upon the exercise or conversion of other securities. For additional information regarding the issuances of those securities, see “The Offerings.” We are registering the shares of common stock in order to permit the Selling Stockholders to resell or otherwise dispose of the shares from time to time. The Selling Stockholders or any persons (entities or natural persons) who have control over the Selling Stockholders, except as disclosed below, have not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our common stock or other securities.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of our shares of common stock by each of the Selling Stockholders. The second column lists the number of shares of common stock beneficially owned by each Selling Stockholder, based on its ownership of our shares of common stock and securities exercisable or convertible into shares of common stock, as of October 29, 2025, assuming exercise or conversion of any securities exercisable for or convertible into shares of common stock held by the Selling Stockholders on that date, without regard to any limitations on exercises or conversions. The third column lists the shares of common stock being offered by this prospectus by the Selling Stockholders. The fourth column lists the shares of common stock beneficially owned by the Selling Stockholders assuming the sale of all of the shares of common stock covered by this prospectus. The fifth column represents the percentage of our issued and outstanding shares of common stock to be beneficially owned by the Selling Stockholders assuming the sale of all of the shares of common stock covered by this prospectus based on the number of shares of common stock issued and outstanding as of November 19, 2025.

This prospectus generally covers the resale or other disposition of the sum of (i) the number of shares of common stock issued to the Selling Stockholders in the transactions described above and (ii) the maximum number of shares of common stock issuable upon exercise or conversion of related securities, determined as if the outstanding securities were exercised or converted in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the securities purchase agreements, without regard to any limitations on the exercise or conversion of such securities.

Under the terms of certain securities held by the Selling Stockholders, a Selling Stockholder may not exercise or convert such securities to the extent such exercise or conversion would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise or conversion, excluding for purposes of such determination shares of common stock issuable upon exercise or conversion of such securities which have not been exercised or converted. The number of shares in the second and fourth columns do not reflect this limitation, but the percentages set forth in the fifth column give effect to such limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Shares Beneficially Owned prior to Offering	Shares Offered by this Prospectus	Shares Beneficially Owned after Offering	Percentage of Shares Beneficially Owned after Offering (%) (1)
3i, LP (2)	147,614	139,562	8,052 (3)	*
Alto Opportunity Master Fund B – Segregated Master Portfolio B (4)	277,463	249,788	27,675 (5)	1.19%
Bigger Capital Fund, LP (6)	45,000	45,000	-	*
CVI Investments, Inc. (7)	99,662	97,930	1,732 (8)	*
District 2 Capital Fund LP (9)	45,000	45,000	-	*
Intracoastal Capital, LLC (10)	280,838	263,878	16,960 (11)	*
Iroquois Master Fund; Iroquois Capital Investment Group LLC (12)	249,788	249,788	-	*
Lincoln Alternative Strategies LLC (13)	227,787	151,858	75,929 (14)	3.27%
Charles Worthman (15)	395	374	21 (16)	*
Noam Rubinstein (15)	12,397	11,744	653 (17)	*
Augustus Trading LLC (18)	23,908	23,908	-	*
Wilson Drive Holdings LLC (19)	1,328	1,258	70 (20)	*

* Represents less than 1%

(1)	Percentage is based on 2,318,894 shares of common stock outstanding as of November 19, 2025.

(2)

3i Management LLC (“3i Management”), the general partner of 3i, LP (“3i”), has discretionary authority to vote and dispose of the shares held by 3i and may be deemed to be the beneficial owner of these shares. Maier J. Tarlow, in his capacity as each of manager of 3i Management and 3i, may also be deemed to have investment discretion and voting power of the shares held by 3i. 3i Management and Mr. Tarlow each disclaim beneficial ownership of these shares except for the extent of their pecuniary interest therein. The business address of this selling stockholder is 2 Wooster Street, 2nd Floor, New York, NY 10013.

(3)	Consists of 8,052 shares of common stock not covered by this prospectus.

(4)

Ayrton Capital LLC (“Ayrton Capital”), the investment manager to Alto Opportunity Master Fund, SPC –Segregated Master Portfolio B (“Alto Opportunity”), has discretionary authority to vote and dispose of the shares held by Alto Opportunity and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as managing member of Ayrton Capital, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity. Ayrton Capital and Mr. Khatri each disclaim any beneficial ownership of these shares. The business address of this selling stockholder is c/o Ayrton Capital, LP, 55 Post Road West, 2nd Floor, Westport, CT 06880

(5)	Consists of 27,675 shares of common stock not covered by this prospectus.

(6)

Michael Bigger, managing member of the general partner of Bigger Capital Fund, LP (“Bigger Capital”), may be deemed to be beneficial owner of the securities owned by Bigger Capital. The business address of this selling stockholder is 11700 West Charleston Boulevard 170-659, Las Vegas, NV 89135.

(7)

Heights Capital Management, Inc. (“Heights Capital”), the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as investment manager of Heights Capital, may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale of shares, purchased by this selling stockholder in the Offerings, pursuant to this prospectus. The business address of this selling stockholder is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(8)	Consists of shares underlying 1,732 common warrants not covered by this prospectus.

(9)

Michael Bigger, managing member of the general partner of District 2 Capital, LP (“District 2”) may be deemed to be beneficial owner of the securities owned by District 2. The business address of this selling stockholder is 14 Wall Street, 2nd Floor, Huntington NY 11743.

(10)

Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The business address of this selling stockholder is 245 Palm Trail, Delray Beach, FL 33483.

(11)	Consists of 16,960 shares of common stock not covered by this prospectus.

(12)

Richard Abbe, the managing member of Iroquois Master Fund Ltd. (“Iroquois Master Fund) and of Iroquois Capital Investment Group LLC (“Iroquois Capital”), may be deemed to be the beneficial owner of the securities owned by Iroquois Master Fund and Iroquois Capital. The business address of these selling stockholders is 2 Overhill Road Scarsdale, Suite 400 Scarsdale, NY 10583.

(13)

Stephen Temes, the control person of Lincoln Alternative Strategies LLC (“Lincoln”), may be deemed to be beneficial owner of the securities owned by Lincoln. The business address of this selling stockholder is 404 Washington Avenue # 660, Miami Beach, FL 33139.

(14)	Consists of 75,929 shares of common stock not covered by this prospectus.

(15)

The selling stockholder is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer with a registered address of H.C. Wainwright & Co., LLC, 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants (including the Placement Agent Warrants, which were received as compensation in connection with the Offerings and concurrent registered direct transactions, the shares underlying which are registered for resale by the registration statement of which this prospectus is a part), and other placement agent warrants received in connection with financing transactions of the Company prior to the Offerings, the shares underlying which are not covered by this prospectus. The selling stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(16)	Consists of 21 shares of common stock issuable upon the exercise of placement agent warrants not covered by this prospectus.

(17)	Consists of 653 shares of common stock issuable upon the exercise of placement agent warrants not covered by this prospectus.

(18)

The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants which have been issued as compensation. Orsium Capital LLC (“Orsium”), the authorized agent to Augustus Trading LLC (“Augustus Trading”), has discretionary authority to vote and dispose of the securities held by Augustus Trading and may be deemed to be the beneficial owner of these securities. Olivier Morali, in his capacity as managing member of Orsium, may also be deemed to have investment discretion and voting power over the shares held by Augustus. Orsium and Mr. Morali each disclaim any beneficial ownership of these securities. The business address of this selling stockholder is 600 Lexington Ave, 32nd Floor, New York, NY 10022.

(19)

The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of placement agent warrants which have been issued as compensation. The securities are held by Wilson Drive Holdings LLC (“Wilson Drive”). Craig Schwabe is the managing member Wilson Drive and has the power to vote and dispose the securities held. The securities were acquired in the ordinary course of business and, at the time the securities were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities. Mr. Schwabe is affiliated with H.C. Wainwright & Co., LLC, a registered broker-dealer, with a registered address of 430 Park Ave, 3rd Floor, New York, NY 10022.

(20)	Consists of 70 shares of common stock issuable upon the exercise of placement agent warrants not covered by this prospectus issued in connection with financing transactions prior to the Offerings.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling the shares of common stock, or interests in the shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part was declared effective by the SEC;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The aggregate proceeds to the Selling Stockholders from the sale of the shares of common stock offered by them will be the purchase price of the shares of common stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the Selling Stockholders.

The Selling Stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of common stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved but, except as set forth in a supplement to this prospectus to the extent required, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 5110).

In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares of common stock offered by this prospectus, which shares of common stock such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances as permitted by applicable law, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In such event, any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are deemed to be “underwriters” under the Securities Act (if any) will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each Selling Stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to engage in a distribution of the shares of common stock. Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the distribution of shares of common stock, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being distributed and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Selling Stockholders may sell all, some or none of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the shares of common stock registered hereunder will be freely tradable in the hands of persons other than our affiliates that acquire such shares.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares of common stock in the market and to the activities of the Selling Stockholder and its affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

DESCRIPTION OF SECURITIES

The following description of our capital stock and provisions of our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”), and Amended and Restated Bylaws, as amended (“Bylaws” and together with the Certificate of Incorporation, the “Charter Documents”), is only a summary. You should also refer to our Certificate of Incorporation, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, and our Bylaws, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The securities to be registered on this registration statement on Form S-1 include up to an aggregate amount of 25,000,000 shares of our common stock. As of September 2, 2025, there were 42,905,339 shares of our common stock issued and outstanding, including the Commitment Shares. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our board of directors (“Board of Directors”) does not intend to seek stockholder approval for the issuance and sale of our common stock or preferred stock.

General

Our Certificate of Incorporation authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.001 per share, and up to 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of November 19, 2025, there were 2,318,894 shares of common stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

As of November 19, 2025, there were 174 shareholders of record of our common stock. The actual number of holders of our common stock is greater than this number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers or held by other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.

Common Stock

Voting Rights

Holders of the Company’s common stock are entitled to one vote per share on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that except as otherwise required by law, that holders of common stock are not entitled to vote on any amendments to the Certificate of Incorporation relating solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together as a class with the holders of one or more other series of Preferred Stock to vote thereon by law or pursuant to the Certificate of Incorporation. The Company’s Charter Documents do not provide for cumulative voting in the election of directors.

Dividend Rights

Holders of the Company’s common stock are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares ranking in priority to the common stock, to receive any dividend declared by the Company’s Board of Directors out of the Company’s assets which are legally available. Such dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

The Company has never declared or paid cash dividends on its capital stock. The Company currently intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any dividends on the Company’s common stock in the foreseeable future. Any future determination to declare dividends will be made at the discretion of the Company’s Board of Directors and will depend on, among other factors, the Company’s financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that the Company’s Board of Directors may deem relevant.

Liquidation Rights

Upon the Company’s liquidation, dissolution or winding-up, holders of the Company’s common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of the Company’s outstanding shares of Preferred Stock.

Preemptive, Conversion and Subscription Rights

Holders of the Company’s common stock have no preemptive, conversion or subscription rights.

Preferred Stock

Under our Certificate of Incorporation, our Board of Directors has the authority, without further action by stockholders, to designate one or more series of preferred stock and to fix the voting powers, designations, preferences, limitations, restrictions, and relative rights granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference, and sinking fund terms, any or all of which may be preferential to or greater than the rights of the common stock.

The authority possessed by our Board of Directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of our company through a merger, tender offer, proxy contest, or otherwise by making such attempts more difficult or more costly. Our Board of Directors may issue preferred stock with voting rights, conversion rights, and other rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Anti-Takeover Effects of Our Charter Documents and Delaware Law

Set forth below is a summary of the provisions of the Company’s Certificate of Incorporation and Bylaws and the Delaware General Corporation Law (“DGCL”) that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference to the Certificate of Incorporation, Bylaws and relevant provisions of the DGCL.

Delaware Anti-Takeover Law

The Company is subject to Section 203 of the DGCL (“Section 203”) which generally prohibits a publicly held Delaware corporation from engaging in a “business combination” transaction with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

•

prior to the date of the transaction the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•

any sale, lease, exchange, mortgage, transfer, pledge or other disposition (in one transaction or a series of transactions) involving the interested stockholder of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

Certificate of Incorporation and Bylaws

Board of Directors Vacancies

The Company’s Charter Documents provide that, except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, all vacancies, and any newly created directorships, unless the Board of Directors determines that any such vacancies or newly created directorships shall be filled by the stockholders, shall, be filled only by the affirmative vote of a majority of directors then in office, even if less than a quorum. Further, the Company’s directors may only be removed with cause and by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the Company’s then outstanding capital stock. In addition, pursuant to the Company’s Certificate of Incorporation, the number of directors constituting the Company’s Board of Directors may be changed only by resolution of the Company’s Board of Directors.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting

The Company’s Charter Documents require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent. In addition, pursuant to the Company’s Bylaws, special meetings of the Company’s stockholders may be called only by the chairman of the board, the Company’s Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Stockholder Proposals

The Company’s Bylaws provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Staggered Board

The Company’s Charter Documents provide that the Company’s Board of Directors shall be divided into three classes and that directors shall be elected for a term of three years. Our classified Board of Directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Issuance of Undesignated Preferred Stock

As discussed above, our Board of Directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

No Cumulative Voting

The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our Charter Documents do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our Board of Directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our Board of Directors to influence our Board of Directors’ decision regarding a takeover.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Stock Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “GNPX.”

LEGAL MATTERS

The validity of the shares of our common stock covered by this prospectus will be passed upon for us by Lowenstein Sandler LLP, New York, New York.

EXPERTS

The consolidated financial statements of Genprex, Inc. appearing in Genprex, Inc.’s Annual Report (Form 10-K) for the years ended December 31, 2024 and 2023, have been audited by WithumSmith+Brown, PC, as set forth in their report therein, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. Pursuant to SEC rules, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our securities, reference is made to our SEC filings and to the registration statement and the exhibits and schedules to the registration statement of which this prospectus forms a part. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with such requirements, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the web site of the SEC referred to above. We also maintain a website at www.smartkem.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

The representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 1, 2025;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May 12, 2025, August 14, 2025 and November 14, 2025, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January 13, 2025, January 23, 2025, February 12, 2025, February 18, 2025, April 28, 2025, May 6, 2025, May 7, 2025, June 9, 2025, June 11, 2025, June 23, 2025, June 24, 2025, August 15, 2025, August 18, 2025, August 20, 2025, October 17, 2025, October 21, 2025, October 23, 2025, October 24, 2025, October 28, 2025, October 29, 2025, November 4, 2025, November 18, 2025, November 19, 2025 and November 21, 2025 (other than any portions thereof deemed furnished and not filed); and

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on October 13, 2017, as updated by the Description of Registrant’s Securities set forth on Exhibit 4.20 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on April 1, 2025, and any amendments thereto or reports filed for the purposes of updating such description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but prior to the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. Any statement contained in a document incorporated by reference in this prospectus or any prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained herein, therein or in any other subsequently filed document that also is incorporated by reference herein or therein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Genprex, Inc., Attn: Chief Financial Officer, 3300 Bee Cave Road, #650-227, Austin, TX 78746. You may also direct any requests for documents to us by telephone at (512) 537-7997.

GENPREX, INC.

1,280,088 Shares of Common Stock

PROSPECTUS

, 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.          Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the offering of the securities being registered. All amounts are estimated except the SEC registration fee.

SEC registration fee	$745.53
Accounting fees and expenses	19,000.00
Legal fees and expenses	75,000.00
Printing and miscellaneous expenses	0.00
Total	$94,745.53

Item 14.          Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was, is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. Such indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Furthermore, pursuant to Section 145 of the DGCL, a Delaware corporation may indemnify any person who was, is, or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. For such actions by or in the right of the corporation, the indemnity may only include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, where a present or former officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For mandatory indemnification with respect to actions occurring after December 31, 2020 and as to which a director or officer is successful on the merits or otherwise, references to “officer” is limited to certain officers of the corporation as specified in Section 145(c) of the DGCL.

The Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL, provided, however, the Registrant is not required under the Amended and Restated Bylaws to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required by law or the Amended and Restated Bylaws, (ii) the proceeding was authorized by the board of directors of the Registrant or (iii) such indemnification is provided by the Registrant, in its sole discretion, pursuant to the powers vested in the Registrant under the DGCL or any other applicable law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

In addition, Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that certain officers of the corporation (as specified in Section 102(b)(7) of the DGCL) shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as an officer, subject to certain exceptions.

The Registrant’s Amended and Restated Certificate of Incorporation provides that the monetary liability of a director of the Registrant shall be eliminated to the fullest extent permitted by applicable law. The Registrant’s Amended and Restated Certificate of Incorporation does not currently include a provision eliminating or limiting the liability of officers of the Registrant.

The Registrant’s Amended and Restated Bylaws provide that the Registrant shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding provided, however, that an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under the Registrant’s Amended and Restated Bylaws or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to the Registrant’s Amended and Restated Bylaws, no advance shall be made by the Registrant to an officer of the Registrant (except by reason of the fact that such officer is or was a director of the Registrant in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Registrant.

Section 174 of the DGCL provides, among other things, that, in case of any willful or negligent unlawful payment of dividends or unlawful stock purchase or redemption, the directors under whose administration the same may happen may be held personally liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may be exonerated from such liability by causing his or her dissent to such actions to be entered on the books containing minutes of the proceedings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the same.

As permitted by the DGCL, the Registrant has entered into indemnification agreements with each of its directors and executive officers (each an “indemnitee”), that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding (including derivative actions), whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or an agent of the Registrant or is or was, at the request of the Registrant, acting or serving as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or another enterprise, so long as the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that indemnitee’s conduct was unlawful. With respect to third-party actions, the indemnification agreements require the Registrant to also indemnify the indemnitee against judgments, fines and amounts paid in settlement that are actually and reasonably incurred by indemnitee or on indemnitee’s behalf in connection with such proceedings or any claim, issue or matter therein, if the indemnitee acted in good faith and in a manner indemnitee reasonably believed to be in or not opposed to the best interests of the Registrant and, in the case of a criminal proceeding had no reasonable cause to believe that indemnitee’s conduct was unlawful. Under these agreements, the Registrant is not required to provide indemnification for certain matters, including:

•

for an accounting of profits made from the purchase and sale (or sale and purchase) by indemnitee of securities of the Registrant within the meaning of Section 16(b) of the Exchange Act or similar provisions of state statutory law or common law;

•

for any reimbursement of the Registrant by the indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the indemnitee from the sale of securities of the Registrant, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act);

•

for any reimbursement of the Registrant by indemnitee of any compensation pursuant to any compensation recoupment or clawback policy adopted by the board of directors of the Registrant or the compensation committee of the board of directors of the Registrant, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act;

•

for expenses determined by the Registrant to have arisen out of indemnitee’s breach or violation of his or her obligation under (i) any employment agreement between the indemnitee and the Registrant or (ii) the Registrant’s code of business conduct and ethics;

•

for any proceeding (or part thereof) initiated by an indemnitee, including any proceeding (or part thereof) initiated by indemnitee against the Registrant, or the Registrant’s directors, officers, employees or other indemnitees, unless (i) the board of directors of the Registrant authorized the proceeding (or any part thereof) prior to its initiation, (ii) such payment arises in connection with any mandatory counterclaim or cross claim brought or raised by indemnitee in any proceeding (or any part thereof), (iii) the Registrant provides the indemnification, in its sole discretion, pursuant to the powers vested in the Registrant under applicable law or (iv) the proceeding is brought by or on behalf of the indemnitee for indemnification or advancement of expenses from the Registrant under the terms of the indemnification agreement or under any directors’ and officers’ liability insurance policies maintained by the Registrant if, in the case of indemnification, indemnitee is wholly successful on the underlying claims (or, if indemnitee is not wholly successful on the underlying claims, then such indemnification shall be only to the extent indemnitee is successful on such underlying claims or otherwise as permitted by law, whichever is greater); or;

•

for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under such insurance policy or other indemnity provision;

The indemnification agreements also provide for the advancement of expenses of the indemnitee to the fullest extent not prohibited by law in connection with any proceeding (or part thereof) not initiated by indemnitee or any proceeding initiated by indemnitee with the prior approval of the board of directors of Registrant as set forth in the terms of the indemnification agreements, provided that advancement is not applicable to any claim made by indemnitee for which indemnification is specifically prohibited as set forth above in the immediately preceding paragraph hereof. Notwithstanding the foregoing the Registrant is also required to advance expenses of the indemnitee, if so requested by indemnitee, to the extent not prohibited by law, for expenses which are incurred by or on behalf of indemnitee in connection with any action brought by indemnitee for advancement of expenses from the Registrant under the indemnification agreement or under any directors’ and officers’ liability insurance policies maintained by the Registrant.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification or advancement thereunder.

The Registrant has insurance policies in place that cover its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

Item 15.          Recent Sales of Unregistered Securities.

In the three years preceding the filing of this registration statement, the Company made sales of the following unregistered securities:

•	On July 1, 2022, we issued 3 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended September 30, 2022.

•

On August 1, 2022, we issued a warrant to purchase up to 25 shares of our common stock at an exercise price of $2,760.00 per share, the closing price of the common stock on the date the warrant was issued, to a consultant in consideration for services.

•

On August 10, 2022, we issued a warrant to purchase up to 25 shares of our common stock at an exercise price of $2,980.00 per share, the closing price of the common stock on the date the warrant was issued, to a consultant in consideration for services.

•	On October 1, 2022, we issued 3 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended December 31, 2022.

•	On December 5, 2022, we issued an aggregate of 38 shares of our common stock to a consultant in consideration of services.

•	On December 20, 2022, we issued a warrant to purchase up to 2 shares of our common stock at an exercise price of $10,000.00 per share to a consultant in consideration for services.

•	On January 1, 2023, we issued 3 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended March 31, 2023.

•	On February 16, 2023, we issued a warrant to purchase up to 15 shares of our common stock at an exercise price of $3,300.00 per share to a consultant for services.

•	On April 1, 2023, we issued 3 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended June 30, 2023.

•	On July 1, 2023, we issued a warrant to purchase up to 25 shares of our common stock at an exercise price of $1,897.00 per share to a consultant for services.

•	On July 3, 2023, we issued 3 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended September 30, 2023.

•	On August 3, 2023, we issued a warrant to purchase up to 8 shares of our common stock at an exercise price of $1,462.00 per share to a consultant for services.

•	On August 10, 2023, we issued a warrant to purchase up to 38 shares of our common stock at an exercise price of $1,300.00 per share to a consultant for services.

•	On October 2, 2023, we issued 3 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended December 31, 2023.

•	On January 2, 2024, we issued 3 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended March 31, 2024.

•	On January 3, 2024, we issued 125 shares of our common stock to a consultant in consideration for services commenced during the three months ended March 31, 2024.

•	On March 14, 2024, we issued 600 shares of our common stock to a consultant in consideration for services commenced during the three months ended March 31, 2024.

•	On April 1, 2024, we issued 100 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended June 30, 2024.

•	On July 1, 2024, we issued 100 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended September 30, 2024.

•	On October 2, 2024, we issued 100 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended December 31, 2024.

•	On January 2, 2025, we issued 100 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended March 31, 2025.

•	On April 1, 2025, we issued 100 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended June 30, 2025.

•

On June 11, 2025, we issued 23,737 shares of our common stock to Lincoln Park Capital Fund, LLC in consideration for its commitment to purchase shared under the Purchase Agreement, dated June 11, 2025, by and between us and Lincoln Park Capital Fund, LLC. For recent sales made under the Purchase Agreement, see “Prospectus Summary - Recent Developments – Equity Line of Credit.”

•	On July 1, 2025, we issued 100 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ended September 30, 2025.

•	On October 1, 2025, we issued 100 shares of our common stock to the Chairman of our Scientific Advisory Board in consideration for services during the three months ending December 31, 2025.

Each of the foregoing issuances of securities were not registered under the Securities Act or the securities laws of any state, and in each case the securities were offered and issued in reliance on the exemption from registration under the Securities Act afforded by Section 4(a)(2) thereof.

The Offerings

Registered Direct Offering and Concurrent Private Placement

On October 23, 2025, we entered into a securities purchase agreement with certain investors (the “First RD Purchasers”), pursuant to which we issued and sold to the First RD Purchasers: (i) in a registered direct public offering 243,622 shares of common stock and (ii) in a concurrent private placement warrants (the “First Private Warrants”) to purchase up to 487,244 shares of common stock (“First RD Offering”). The purchase price for each share of Common Stock sold in the First RD Offering was $11.21. The First RD Offering closed on October 24, 2025. The First Private Warrants have an exercise price of $11.00, became exercisable upon issuance and will expire on 24 months from the effective date of this registration statement. If at the time of exercise more than six months after the issuance date there is no effective registration statement registering, or the prospectus contained therein is not available for the resale or other disposition of the shares of common stock underlying the First Private Warrant, then the First Private Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the First Private Warrant.

On October 28, 2025, we entered into a securities purchase agreement with certain investors (the “Second RD Purchasers” together with the First RD Purchasers, the “RD Purchasers”), pursuant to which we issued and sold to the Second RD Purchasers: (i) in a registered direct public offering 377,780 shares of common stock and (ii) in a concurrent private placement warrants (the “Second Private Warrants” and together with the First Private Warrants, the “Private Warrants”) to purchase up to 755,560 shares of common stock (“Second RD Offering” and together with the First RD Offering, the “RD Offerings”). The purchase price for each share of Common Stock sold in the Second RD Offering was $9.00. The Second RD Offering closed on October 29, 2025. The Second Private Warrants have an exercise price of $8.75, became exercisable upon issuance and will expire on 24 months from the effective date of this registration statement. If at the time of exercise more than six months after the issuance date there is no effective registration statement registering, or the prospectus contained therein is not available for the resale or other disposition of the shares of common stock underlying the Second Private Warrant, then the Second Private Warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Second Private Warrant.

The Private Warrants issued to the RD Purchasers in the RD Offering were issued and sold without registration under the Securities Act, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Placement Agent Compensation

H.C. Wainwright & Co., LLC (the “Placement Agent”) acted as the placement agent in connection with the RD Offerings. Pursuant to engagement letter, dated July 22, 2025, by and between us and the Placement Agent, we issued to the Placement Agent Placement Agent Warrants to purchase up to (i) 14,617 shares of common stock with an exercise price per share of $14.0125 in the First RD Offering and (ii) 22,667 shares of common stock with an exercise price per share of $11.25 in the Second RD Offering. The Placement Agent Warrants will expire on the earlier of (i) 24 months from the effective date of this registration statement and (ii) October 23, 2030.

The Placement Agent Warrants and the shares of common stock exercisable thereunder were offered and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit
3.1

Amended and Restated Certificate of Incorporation of the Registrant, dated April 3, 2018, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

3.2

Certificate of Amendment of the Amended and Restated Certificate of Incorporation, dated January 31, 2024, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on January 31, 2024.

3.3

Certificate of Amendment of the Amended and Restated Certificate of Incorporation, dated October 16, 2025, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on October 17, 2025.

3.4	Amended and Restated Bylaws of the Registrant, dated April 3, 2018, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K filed on April 10, 2018.

3.5

Amendment No. 1 to the Amended and Restated Bylaws of the Registrant, adopted and approved by the Registrant’s Board of Directors on October 18, 2023, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed on October 23, 2023.

3.6

Amendment No. 2 to the Amended and Restated Bylaws of the Registrant, adopted and approved by Registrant’s Board of Directors on March 29, 2025, incorporated by reference to Exhibit 3.5 of the Registrant’s Annual Report on Form 10-K filed on April 1, 2025.

4.1

Form of Common Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.2

Warrant Agreement, dated November 3, 2016, issued to Viet Ly, incorporated by reference to Exhibit 4.6 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

4.3	Warrant Agreement, dated July 27, 2018, issued to Cancer Revolution, LLC, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

4.4	Warrant Agreement, dated July 27, 2018, issued to Inception Capital Management, LLC, incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

4.5	Warrant Agreement, dated July 27, 2018, issued to Cancer Biotech, LLC, incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on August 6, 2018.

4.6	Form of Warrant, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on November 22, 2019.

4.7	Warrant Agreement, dated April 24, 2020, issued to Cancer Revolution LLC, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on April 28, 2020.

4.8

Warrant Agreement, dated August 10, 2020, issued to Capital City Technical Consulting, Inc., incorporated by reference to Exhibit 4.11 of the Registrant’s Annual Report on Form 10-K filed on March 26, 2021.

4.9	Form of Securities Purchase Agreement, dated February 8, 2021, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 9, 2021.

4.10	Warrant Agreement, dated February 10, 2021, issued to Bear Creek Capital LLC, incorporated by reference to Exhibit 4.1 of the Registrant’s Quarterly Report on Form 10-Q filed on May 17, 2021.

4.11	Form of Warrant Agreement, dated as of July 1, 2021, incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on November 15, 2021.

4.12	Warrant Agreement, dated as of July 1, 2022, issued to Bear Creek LLC, incorporated by reference to Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2022.

4.13	Form of Warrant, dated March 1, 2023, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on February 27, 2023.

4.14	Form of Warrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on July 19, 2023.

4.15	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on July 19, 2023.

4.16	Form of Pre-Funded Warrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on March 20, 2024.

4.17	Form of Warrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on March 20, 2024.

4.18	Form of Placement Agent Warrant, incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K filed on March 20, 2024.

4.19	Form of Warrant Amendment Agreement, incorporated by reference to Exhibit 4.4 of the Registrant’s Current Report on Form 8-K filed on March 20, 2024.

4.20	Form of First Private Warrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on October 24, 2025.

4.21	Form of First Placement Agent Warrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on October 24, 2025.

4.22	Form of Second Private Warrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K filed on October 29, 2025.

4.23	Form of Second Placement Agent Warrant, incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K filed on October 29, 2025.

5.1*	Opinion of Lowenstein Sandler LLP.

10.1+

Form of Indemnity Agreement, by and between the Company and its directors and officers, dated as of May 17, 2022, incorporated by reference to Exhibit 10.1 of the Registrant’s Quarterly Report on Form 10-Q filed on August 12, 2022.

10.2+

Registrant’s 2009 Equity Incentive Plan, including Form of Notice of Stock Option Grant, and Form of Stock Option Agreement thereunder, incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.3+	Genprex, Inc. Form of Inducement Grant, incorporated by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K filed on April 1, 2024.

10.4+	Genprex, Inc. 2018 Employee Stock Purchase Plan, dated April 3, 2018, incorporated by reference to Exhibit 10.4 of the Registrant’s Annual Report on Form 10-K filed April 17, 2018.

10.5+

Genprex, Inc. Amended and Restated Outside Director Compensation Policy, adopted June 18, 2024, incorporated by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed on June 24, 2024.

10.6

Patent and Technology License Agreement, dated July 20, 1994, by and between the Board of Regents of the University of Texas System, The University of Texas M.D. Anderson Cancer Center and Intron Therapeutics, Inc., incorporated by reference to Exhibit 10.6 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.7

Amendment No. 3 to Patent and Technology License Agreement, dated October 4, 2001, incorporated by reference to Exhibit 10.7 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.8

Technology Sublicense Agreement, dated March 7, 2007, by and between Introgen Therapeutics, Inc., and Introgen Research Institute, Inc., incorporated by reference to Exhibit 10.8 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.9

Assignment and Collaboration Agreement, dated April 13, 2009, by and between Gensolve, Inc. and the Registrant, incorporated by reference to Exhibit 10.9 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.10

Technology License Agreement, dated February 26, 2010, by and between Introgen Research Institute, Inc. and P53, Inc., incorporated by reference to Exhibit 10.10 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.11

Technology Sublicense Agreement, dated June 1, 2011, by and between the Registrant and Introgen Research Institute, Inc., incorporated by reference to Exhibit 10.12 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.12

Amended Collaboration and Assignment Agreement, dated July 1, 2011, by and between Introgen Research Institute, Inc. and the Registrant, incorporated by reference to Exhibit 10.13 of the Registrant’s Registration Statement on Form S-1 (File No. 333-219386), as amended, originally filed on July 21, 2017.

10.13+

Executive Employment Agreement, dated April 13, 2018, by and between the Registrant and Rodney Varner, incorporated by reference to Exhibit 10.16 of the Registrant’s Annual Report on Form 10-K filed on April 17, 2018.

10.14+

Executive Employment Agreement, dated April 13, 2018, by and between the Registrant and Ryan Confer, incorporated by reference to Exhibit 10.17 of the Registrant’s Annual Report on Form 10-K filed on April 17. 2018.

10.15+

First Amendment to Executive Employment Agreement, dated as of June 24, 2024, by and between Genprex, Inc. and Ryan M. Confer, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on June 24, 2024.

10.16	Form of Securities Purchase Agreement, dated November 20, 2019, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on November 22, 2019.

10.17

Exclusive License Agreement, dated February 11, 2020, by and between the Registrant and the University of Pittsburgh - Of the Commonwealth System of Higher Education, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 18, 2020.

10.18	Form of Securities Purchase Agreement, dated February 19, 2020, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 20, 2020.

10.19++

Patent and Technology License Agreement, dated May 4, 2020, by and between the Registrant and The University of Texas M.D. Anderson Cancer Center, incorporated by reference to Exhibit 10.9 of the Registrant’s Quarterly Report on Form 10-Q filed on May 14, 2020.

10.20++

Amendment No. 1 to Patent and Technology License Agreement, dated March 3, 2021, by and between the Registrant and The University of Texas M.D. Anderson Cancer Center, incorporated by reference to Exhibit 10.29 of the Registrant’s Annual Report on Form 10-K filed on March 26, 2021.

10.21+	Offer Letter, dated September 27, 2021, by and between the Registrant and Mark S. Berger, M.D., incorporated by reference to Exhibit 10.1 of the Registrant’s Form 8-K filed on September 28, 2021.

10.22++

First Amendment to Exclusive License Agreement, dated August 17, 2022, by and between Genprex, Inc. and the University of Pittsburgh - Of the Commonwealth System of Higher Education, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on August 22, 2022.

10.23++

Second Amendment to Exclusive License Agreement, dated November 3, 2022, by and between Genprex, Inc. and the University of Pittsburgh - Of the Commonwealth System of Higher Education, incorporated by reference to Exhibit 10.24 of the Registrant’s Annual Report on Form 10-K filed on April 1, 2024.

10.24++

Exclusive License Agreement, dated November 22, 2022, by and between Genprex, Inc. and the University of Pittsburgh - Of the Commonwealth System of Higher Education, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on November 28, 2022.

10.25++

Exclusive License Agreement, dated December 29, 2022, by and between Genprex, Inc. and the University of Pittsburgh - Of the Commonwealth System of Higher Education, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on January 5, 2023.

10.26	Form of Securities Purchase Agreement, dated March 1, 2023, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 27, 2023.

10.27++

Exclusive License Agreement, dated July 14, 2023, by and between Genprex, Inc. and the University of Pittsburgh - Of the Commonwealth System of Higher Education, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on July 18, 2023.

10.28	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on July 19, 2023.

10.29

At The Market Offering Agreement, dated December 13, 2023, by and between Genprex, Inc. and H.C. Wainwright & Co., LLC, incorporated by reference to Exhibit 1.1 of the Registrant’s Current Report on Form 8-K filed on December 13, 2023.

10.30	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on March 20, 2024.

10.31++

Exclusive License Agreement, dated February 17, 2025, by and between Genprex, Inc. and the University of Pittsburgh - Of the Commonwealth System of Higher Education, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on February 18, 2025.

10.32**

Purchase Agreement, dated June 11, 2025, by and between Genprex, Inc. and Lincoln Park Capital Fund, LLC, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on June 11, 2025.

10.33**

Registration Rights Agreement, dated June 11, 2025, by and between Genprex, Inc. and Lincoln Park Capital Fund, LLC, incorporated by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed on June 11, 2025.

10.34+

Genprex, Inc. 2018 Equity Incentive Plan (As Amended and Restated Effective June 30, 2025), incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on August 15, 2025.

10.35+

Form of Notice of Stock Option Grant and Stock Option Agreement, incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024.

10.36+

Form of Notice of Restricted Stock Award and Restricted Stock Agreement, incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024.

10.37+

Form of Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement, incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024.

10.38+

Form of Employee Stock Option Grant Notice and Option Agreement, incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on April 1, 2024.

10.39	Form of Purchase Agreement, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on October 24, 2025.

10.40	Form of Purchase Agreement, incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed on October 29, 2025.

16.1	Auditor Letter, dated March 6, 2023, incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K filed on March 6, 2023.

16.2	Auditor Letter, dated April 26, 2023, incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K/A filed on April 27, 2023.

16.3	Auditor Letter, dated May 12, 2023, incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K/A filed on May 12, 2023.

16.4	Auditor Letter, dated July 14, 2023, incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K filed on July 14, 2023.

16.5	Auditor Letter, dated August 21, 2023, incorporated by reference to Exhibit 16.1 of the Registrant’s Current Report on Form 8-K/A filed on August 21, 2023.

21.1	Subsidiaries of the Registrant, incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K filed on April 1, 2025.

23.1*	Consent of WithumSmith+Brown, PC, Independent Registered Public Accounting Firm.

23.2*	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page hereto).

107*	Filing Fee Table.

*	Filed herewith.

**

Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted attachment to the SEC on a confidential basis upon request.

+	Indicates management contract or compensatory plan.

++

Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (b)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) That for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(f) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on November 21, 2025.

GENPREX, INC.

By:	/s/ Ryan M. Confer
Name:	Ryan M. Confer
Title:	President, Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below appoints Ryan M. Confer, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement (and to any registration statement filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated:

Signature	Title	Date

/s/ Ryan M. Confer	President, Chief Executive Officer, Chief Financial Officer and Director	November 21, 2025
Ryan M. Confer	(Principal Executive Officer and Principal Financial and Accounting Officer)

/s/ Brent M. Longnecker	Director	November 21, 2025
Brent M. Longnecker

/s/ Jose Antonio Moreno Toscano	Chairman of the Board	November 21, 2025
Jose Antonio Moreno Toscano

/s/ Will R. Wilson, Jr.	Director	November 21, 2025
Will R. Wilson, Jr.